Exhibit 99.1

Statement from ComEd regarding Public/Private Partnership:

May 5, 2010, 5 p.m. Central Time

As has been reported, ComEd and Exelon have been in discussions with state leaders about the many energy, infrastructure and general economic challenges that face our state. In the spirit of that public/private partnership, ComEd and Exelon put together a draft proposal — for the state’s consideration — to address these challenges.

It would have provided funds to a state in turmoil, provided more than 2,000 jobs, invested more than a billion dollars in grid modernization and infrastructure improvements. It also would have provided customers with rate stability while preserving the right to choose market-based rates. No customer would have been required to pay above market rates.

In last few days, however, it has become clear that there is not enough support in Springfield to continue pursuing this course. We acknowledge and respect the concerns many public officials have and will move on.

As a proud Illinois-based company, employing thousands of Illinoisans, ComEd remains committed be being a positive contributor to the well-being and economic revival of our state.